Exhibit 99.1

ASPEN HOLDINGS, INC.

AMENDED AND RESTATED 2008 STOCK OPTION PLAN

1. Plan. This Plan shall be known as the Aspen Holdings, Inc. 2008 Stock Option Plan.

2. Definitions. As used herein, the following definitions shall apply:

a. “Board” shall mean the Board of Directors of the Corporation.

b. “Code” shall mean the Internal Revenue Code of 1986, as amended.

c. “Common Stock” shall mean the Common Stock, no par value per share, of the Corporation.

d. “Compensation Committee” shall mean the compensation committee of the Board, as it shall be constituted from time to time, which committee is responsible for administering the Plan.

e. “Corporation” shall mean Markel Corporation, a Virginia corporation.

f. “Date of Grant” shall mean the date on which an Option was granted pursuant to this Plan.

g. “Employee” shall mean any officer or other key employee (as determined by the Compensation Committee) of the Corporation or one of its Subsidiaries (including any director who is also an officer or key employee of the Corporation or one of its Subsidiaries).

h. “Exercise Price” shall mean the Option price for each share of Common Stock subject to an Option.

i. “Fair Market Value” shall mean the average of the reported high and low prices on the New York Stock Exchange (or such other exchange which is the principal exchange on which the Common Stock is traded) on the determination date

j. Reserved.

k. “Option” shall mean a stock option granted under this Plan.

l. “Option Agreement” shall mean an agreement between Aspen Holdings, Inc. and a participant containing the terms and provisions applicable to such Participant’s Option under this Plan.

m. “Optionee” or “Participant” shall mean any Employee who receives an Option pursuant to this Plan.

n. “Plan” shall mean this Amended and Restated 2008 Stock Option Plan.

o. “Securities Act” shall mean the Securities Act of 1933, as amended.

3. Term of Plan. The Plan initially became effective on August 26, 2008. The Plan shall continue in effect until all options previously granted under this Plan have expired, terminated or been exercised in full.

4. Reserved.

5. Reserved.

6. Grant of Options. Effective October 15, 2010, no additional Options shall be granted under the Plan.

7. Reserved.

8. Reserved.

9. Vesting. Effective October 15, 2010, all outstanding Options under the Plan shall be fully vested.

10. Exercise. A Participant may pay the Exercise Price of the shares of Common Stock as to which an Option is being exercised by the delivery of cash, check or other medium of payment acceptable to the Corporation.

If the shares to be purchased are covered by an effective registration statement under the Securities Act, any Option granted under the Plan may be exercised by the broker-dealer designated by the Corporation acting on behalf of an Optionee if (a) the broker-dealer has received from the Optionee or the Corporation a full- and duly-endorsed agreement evidencing such Option, together with instructions signed by the Optionee requesting the Corporation to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Optionee and specifying the account into which such shares shall be deposited, (b) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (c) the broker-dealer and the Optionee have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision.

11. When Options May be Exercised. Effective October 15, 2010, all Options granted pursuant to the terms of this Plan shall become immediately exercisable with respect to the full number of shares subject to that Option until expiration of the Option in accordance with the terms of the Option Agreement pursuant to which the Option was granted.

12. Reserved.

13. Withholding of Taxes. The Compensation Committee shall make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Corporation is required by any law or regulation of any governmental authority to withhold in connection with any Option including, but not limited to, (a) withholding the issuance of all or any portion of the shares of Common Stock subject to such Option until the Participant reimburses the Corporation for the amount it is required to withhold with respect to such taxes, (b) canceling any portion of such issuance in an amount sufficient to reimburse the Corporation for the amount it is required to withhold or (c) taking any other action reasonably required to satisfy the Corporation’s withholding obligation.

14. Conditions Upon Issuance of Shares. The Corporation shall not be obligated to sell or issue any shares upon the exercise of any Option granted under the Plan unless the issuance and delivery of shares shall comply with all provisions of applicable federal and state securities laws and the requirements of any stock exchange upon which shares of the Common Stock may then be listed.

No Participant shall be, or shall be deemed to be, a holder of any Common Stock subject to an Option unless and until such Participant has exercised his Option and paid the purchase price for the subject shares of Common Stock. Each Option under this Plan shall be transferable only by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by such Participant.

15. Reserved.

16. Reserved.

17. Effect of Change in Stock Subject to the Plan. In the event the outstanding shares of Common Stock (other than shares held by dissenting stockholders) shall be changed into or exchanged for a different number or kind of shares of stock of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, split-up, combination of shares or otherwise), or in the event a stock split or stock dividend or extra-ordinary cash dividend that has a material effect on the Company, with such materiality to be determined at the discretion of the Board, shall have occurred, there shall be substituted for each share of Common Stock then subject to Options or available for Options the number and kind of shares of stock into which each outstanding share of Common Stock (other than shares held by dissenting stockholders) shall be so changed or exchanged, or the number of shares of Common Stock as is equitably required in the event of a stock split, stock dividend or extra-ordinary cash dividend, together with an appropriate adjustment of the Exercise Price under the Options. The Board may, but shall not be required to, provide additional anti-dilution protection to a Participant under the terms of the Participant’s Option Agreement.

18. Administration, Amendment and Termination.

a. The Compensation Committee shall have complete authority to construe, interpret and administer the provisions of this Plan and the provisions of the Option Agreements executed hereunder; to prescribe, amend and rescind rules and regulations pertaining to this Plan; to suspend or discontinue this Plan; and to make all other determinations necessary or deemed advisable in the administration of the Plan. The determinations, interpretations and constructions made by the Compensation Committee shall be final and conclusive. No member of the Compensation Committee shall be liable for any action taken or not taken in good faith relating to this Plan or any award hereunder, and the members of the Compensation Committee shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the fullest extent permitted by law.

b. No amendment may be made to this Plan without the approval of the Board of Directors of the Corporation.

19. Continued Employment Not Presumed. Nothing in this Plan or any document describing it nor the grant of any Option shall give any Participant the right to continue in the employment of the Corporation or any of its subsidiaries or affect the right of the Corporation or any of its subsidiaries to terminate the employment of any such person with or without cause.

20. Reserved.

21. Invalidity of Provisions. If any provision of this Plan is determined to be invalid, illegal or unenforceable in whole or in part, then the Corporation and the Participants shall be relieved of all obligations arising under such provision to the extent it is invalid, illegal or unenforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

22. Section Titles. All section titles and captions in this Plan are for convenience only, shall not be deemed part of this Plan and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Plan.

23. Governing Law. This Plan shall be governed by and construed in accordance with the substantive laws of the State of Nebraska and the United States, as applicable, without giving effect to any conflict of laws provisions that might result in the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, the Corporation, through its duly authorized officer, has executed this Aspen Holdings, Inc. Amended and Restated 2008 Stock Option Plan, on this 15th day of October, 2010.

MARKEL ASPEN, INC.
(formerly ASPEN HOLDINGS, INC.)

By: /s/ D. Michael Jones
Name/Title:	D. Michael Jones, Vice President & Assistant Secretary

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